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                                                           EXHIBIT 10.21

                                   [Logo]

April 13, 1999

Henrik S. Rasmussen, M.D., Ph.D.
628 Magothy View Drive
Arnold, MD 21012

Dear Dr. Rasmussen:

It is with great pleasure that we extend an offer of employment to you for the position of Vice President, Clinical Operations & Regulatory Affairs. We were all very impressed with your background and experience and we believe that you would be a valuable addition to the GenVec team. You will report to Paul Fischer, President and CEO.

The specific terms of this offer are detailed in the enclosed schedule. As discussed, your start date is on May 1, 1999. Two copies of the GenVec Confidentiality, Invention and Non-Compete Agreement that must be signed by each GenVec employee are enclosed.

If the terms of this offer are acceptable to you, please sign and date both copies of the enclosed schedule and the GenVec Confidentiality, Invention, and Non-Compete Agreement, keep one of each for yourself and return the other to me.

This letter and schedule, along with the GenVec Confidentiality, Invention and Non-Compete Agreement, set forth the terms of your employment with GenVec and supersedes any prior representations or agreements, whether written or oral. This agreement may not be modified or amended except by a written agreement, signed by an officer of GenVec and by you.

Sincerely,

/s/ Paul H. Fischer, Ph.D.
Paul H. Fischer, Ph.D.
President and CEO

enc.

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                                GenVec, Inc.
                        Terms of At-Will Employment

Employee Name:    Henrik S. Rasmussen, M.D., Ph.D.

Position:         Vice President, Clinical Operations & Regulatory Affairs

Start Date:       May 1, 1999

Salary:           $190,000 per year, to be paid in semi-monthly installments

Sign-On Bonus:    Upon receipt of signed employment letter and
                  confidentiality agreement, a sign-on bonus of $20,000 will be paid to Dr. Rasmussen.

Bonus: Eligible for bonus based on achievement of corporate and individual objectives. Distribution of bonus is in accordance with the approved 1999 GenVec Compensation PLan.

Equity: A new hire grant of stock options to purchase 75,000 shares of Common Stock at a strike price equal to the fair market value as determined by the Board of Directors as of the date of grant. Such options will be issued under and subject to the terms and conditions of the Company's Amended and Restated 1993 Stock Option Plan and will begin vesting as of date of hire.

Salary
Continuation:     Should employment be terminated for any reason other than
                  for cause, salary would continue to be paid for a period of six (6) months from the effective date of such termination.
                  Payments made thereunder would cease if permanent employment is found at the same or greater salary during the 6-month period.

                  "For cause" shall include: employee's gross negligence in the performance of his/her duties, intentional nonperformance or misperformance of such duties or refusal to abide by or comply with the directives of the Board of Directors, his/her superior officers, or GenVec's policies and procedures, which actions continue for a period of at least 10 days after receipt by employee of written notice of the need to cure or cease.

Benefits:         Four (4) weeks vacation to accrue at a rate of 6.67 hours
                  per semi-monthly pay period commencing with the hire date.

                  Holidays, as set forth in the company's holiday schedule as well as two (2) personal days, allocated and defined in the Employee Handbook.

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                  Health Insurance - Health/dental insurance is provided by
                  American Medial Security Health Insurance Company. This is a PPO system. GenVec covers 80% of the premium costs for each employee.

                  Disability - Short term and long term disability provided.

                  Life Insurance - GenVec covers the cost of life insurance to a maximum of $50,000 payout of beneficiaries.

                  Section 125 Plan - GenVec provides for pre-tax withdrawal of employee's salary to cover costs for items such as medical insurance premiums, medical reimbursement and licensed dependent care.

                  Tuition reimbursement - After 90 days of employment and approval from the employee's manager, GenVec will reimburse the employee for approved courses in accordance with terms listed in the Employee Handbook.

                  401(k) Plan - After six (6) months of employment and at the open enrollment period, an employee, age 21 years or greater is eligible to participate in GenVec's 401(k) Plan. Employee contribution is limited to 15% of base salary or to a maximum of $10,000 per year, per Federal law.

At-Will
Employment:       You should be aware that your employment with GenVec is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, GenVec is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Agreed to and Accepted By:


/s/ Henrik S. Rasmussen, M.D., Ph.D.        April 15, 1999
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Henrik S. Rasmussen, M.D., Ph.D.            Date